Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Lennar Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Fee Rate	Amount of registration fee

Equity	Class A common stock or Class B common stock, each par value $0.10 per share	457(c) and 457(h)	10,000,000 (2)	$75.77(3)	$757,700,000.00	$0.0000927	$70,238.79

Total Offering Amounts					$757,700,000.00		$70,238.79

Total Fee Offsets							$0.00

Net Fees Due							$70,238.79

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional shares which may be offered and issued under the Lennar Corporation 2016 Equity Incentive Plan (as amended and restated, the “2016 Equity Plan”) to prevent dilution resulting from stock splits, stock dividends, anti-dilution provisions, recapitalization or other similar transactions.

(2)	Represents an additional 10,000,000 shares of Class A common stock or Class B common stock, par value $0.10 per share, of Lennar Corporation issuable pursuant to the 2016 Equity Plan.
(3)

The proposed maximum offering price per share of $75.77 is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and is based upon the average of the high and low prices per share of Lennar Corporation’s Class A common stock as reported on the New York Stock Exchange on April 11, 2022.